Exhibit 99.1

NEWS RELEASE

ALBANY INTERNATIONAL ANNOUNCES NEW CFO

Rochester, New Hampshire, March 29, 2019 – Albany International Corp. (NYSE:AIN) announced today that its Board of Directors has appointed Stephen M. Nolan as Chief Financial Officer and Treasurer to succeed John Cozzolino, effective April 1, 2019.

Mr. Nolan has over 16 years of experience in operational and strategic finance, most recently serving as CFO for Esterline, where he co-led the recently completed sale of Esterline to TransDigm Group Incorporated.

Mr. Nolan had served as CFO of Esterline since February 2018. Prior to this role, he was the Chief Financial Officer for Vista Outdoor, Inc., a publicly traded manufacturer of outdoor sports and recreation products, and worked on the formation and spin-off of Vista Outdoor from its aerospace and defense parent company Alliant Techsystems (ATK) in 2015, as well as the related merger between ATK and Orbital Sciences to create Orbital ATK. Prior to that time, Mr. Nolan worked in a number of strategic and operational management roles within ATK, including Senior Vice President for Strategy and Business Development and several business unit leadership positions. Earlier in his career, Mr. Nolan served for five years in corporate development and strategy roles at Raytheon Company and five years as a strategy consultant at McKinsey & Company.

Mr. Nolan (age 49) began his career in engineering, designing freeway traffic management systems. He has a bachelor’s degree in engineering from Trinity College, the University of Dublin, a master’s degree in civil engineering from the University of Massachusetts Amherst, and an MBA from the Massachusetts Institute of Technology.

Olivier Jarrault, Albany’s President and CEO, said, "I am very pleased to welcome Stephen Nolan as our new CFO and Treasurer. Stephen brings extensive experience within the aerospace and defense sector, and an impressive track record of strategic execution - most recently with the successful sale of Esterline to TransDigm - as well as a history of success serving in senior financial and business management roles in a number of global manufacturing environments. I am confident that his expertise in financial and strategic planning, combined with his results-oriented business leadership skills, will be of significant value to me and the senior management team as we all strive to achieve Albany’s objectives.

“As a valued member of the Company’s senior management team for many years, and CFO and Treasurer since 2011, John Cozzolino has played a critical leadership role in managing the Company’s capital structure and access to capital, overseeing investor and analyst communications, and negotiating and facilitating the transformative strategic transactions that helped bring Albany to where it is today. On behalf of the Company and the Board, I thank him for his significant contributions and wish him all future success in his post- Albany career.”

Mr. Nolan said, "I am privileged to have the opportunity to join Albany as CFO and Treasurer. I look forward to reaching out to our investors, analysts and banking partners, my new co-workers, the entire Albany organization, and the Board over the coming days to introduce myself and establish a relationship with each of you. I am pleased to be able to join with Olivier and the other members of his management team to continue, and to further expand, the efforts already underway to deliver greater value to our customers and increased returns to our shareholders."

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 22 plants in 10 countries, employs 4,400 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

Contacts:

Heather Kralik
801-505-7001

Heather.Kralik@albint.com

Stephen Nolan (effective April 1)

603-330-5899

Stephen.Nolan@albint.com